Exhibit 99.2

EXECUTION COPY

UST CALL OPTION AGREEMENT

REGARDING EQUITY SECURITIES OF NEW CARCO ACQUISITION LLC

Dated as of June 10, 2009

by and between

FIAT NORTH AMERICA LLC

and

THE UNITED STATES DEPARTMENT OF THE TREASURY

ANNEX A Definitions

ANNEX B Form of Call Exercise Notice

ANNEX C Determination of Company Equity Value

i

CALL OPTION AGREEMENT

This CALL OPTION AGREEMENT (the “Agreement”), dated as of June 10, 2009, is made and entered into by Fiat North America LLC (“Fiat”) and the United States Department of the Treasury (“US Treasury”).

RECITALS

WHEREAS, the Company is issuing 98,461 Class A limited liability company membership interests (the “UST Equity Interests”) to the US Treasury pursuant to the Amended and Restated Equity Subscription Agreement, dated as the date hereof (the “UST Subscription Agreement”) between the Company and the US Treasury;

WHEREAS, concurrently with the issuance of the UST Equity Interests, the Company will be issuing Company LLC Interests to Fiat;

WHEREAS, the US Treasury wishes to provide additional incentives to Fiat to encourage Fiat to take actions that will increase the aggregate value of the parties’ investment in the Company;

WHEREAS, concurrently with the issuance of the UST Equity Interests, UAW Retiree Medical Benefits Trust, a voluntary employees’ beneficiary association trust (the “VEBA”) and one or more Delaware limited liability companies, that are wholly owned subsidiaries of the VEBA (such companies, in the aggregate, the “VEBA Holdco”) will enter into the Equity Recapture Agreement with US Treasury which relates to the certain Company LLC Interests to be held by VEBA; and

WHEREAS, in connection with the foregoing, the parties hereto wish to enter into this Agreement to govern the rights and obligations of the parties with respect to call option rights and certain other matters relating to the Covered Interests.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Annex A hereto (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires.

ARTICLE II

CALL OPTION

Section 2.1 Grant. (a) The US Treasury hereby grants to Fiat or any of Fiat’s designated subsidiaries or permitted assigns, which for the avoidance of doubt may include the Company (such optionee, the “Holder”), the right and the option (the “Call Option”) to purchase the Covered Interests, subject to the terms and conditions set forth below. The price payable by the Holder to the US Treasury to acquire the Covered Interests to be acquired upon any exercise of the Call Option shall be (x) in the event that an IPO has not occurred, the Pre-IPO Call Option Exercise Price, or (y) in the event that an IPO has occurred (or will occur contemporaneously with the exercise of the Call Options), the Post-IPO Call Option Exercise Price for each share of Company common stock acquired.

(b) The parties hereby acknowledge and agree that the purchase price for the Call Option, once paid, shall be in full satisfaction of both the purchase price of the Call Option as well as the purchase price of the portion of the Covered Interests purchased upon exercise of the Call Option (i.e. this Agreement contemplates no additional payment in respect of the Call Option).

(c) Nothing in this Agreement shall restrict in any manner the rights of the US Treasury to sell all or any portion of the Covered Interests at any time prior to the delivery by Fiat of a notice pursuant to Section 2.2(c). Notwithstanding anything in this Agreement to the contrary, once the US Treasury enters into a contract or agreement to sell, transfer or otherwise dispose of any of the Covered Interests or any interest therein to any person who is not a Holder or an Affiliate of a Holder in a transaction as a result of which such Covered Interests would no longer constitute “outstanding obligations” under Section 1111 of the EESA, the Call Option shall be suspended with respect to such Covered Interests for a period (the “Suspension Period”) not to exceed sixty (60) days and shall not be exercisable and a Notice of Exercise cannot be delivered during the Suspension Period unless and until such sale, transfer or other disposition is not consummated at which time a Notice of Exercise for the Call Option may once again be delivered.

Section 2.2 Exercise of the Call Option. (a) The Call Option may be exercised in the manner described herein in whole or from time to time in part at any time during the Call Option Exercise Period.

(b) [Reserved].

(c) Subject to this Section 2.2(c), the Holder may exercise the Call Option, at any time during which exercise is permitted by such Holder, by giving written notice to the US Treasury, which shall be an irrevocable notice, of the exercise of such Call Option (a “Notice of Exercise”) in the manner prescribed in Section 4.5. Unless an IPO has been completed, the parties shall use reasonable best efforts to complete the valuation procedure set forth in Annex C hereto not later than 40 business days from the date of delivery of the relevant Notice of Exercise (the “Completion Date”) and settle and pay for the portion of the Covered Interests being purchased not less than five (5) nor more than fifteen (15) business days from the

Completion Date. If an IPO has been completed the Notice of Exercise shall designate the date of exercise, which shall be no less than five (5) nor more than fifteen (15) business days from the date of delivery of the relevant Notice of Exercise. Whether or not an IPO has been completed, the completion of the settlement and payment for the portion of the Covered Interests being purchased may be delayed for a period not to exceed ninety (90) days in the event that any consent, approval, authorization or order of any Governmental Entity is, in Fiat’s reasonable judgment, necessary or advisable and Fiat is diligently pursuing such consent, approval, authorization or order. If an IPO has been completed, the Notice of Exercise shall also set forth in reasonable detail the calculation of the Post-IPO Call Option Exercise Price. The Notice of Exercise shall be in the form or substantially in the form annexed hereto as Annex B.

(d) As promptly as reasonably practicable following the delivery of the Notice of Exercise by the Holder, the US Treasury shall (a) deliver, against payment of the exercise price to the US Treasury by wire transfer of immediately available funds to such account as the US Treasury may specify, duly executed transfer instructions with respect to the Covered Interests purchased pursuant to the Notice of Exercise to the Holder in a form suitable to cause the transfer of such Covered Interests on the transfer records of the Company together with any supporting documents duly executed by the US Treasury as the Holder may reasonably request or (b) provide other evidence of transfer of the Covered Interests purchased pursuant to the Notice of Exercise to the Holder that is reasonably satisfactory to the Holder. Such Covered Interests so purchased will be delivered free and clear of any liens, claims, encumbrances, restrictions or charges of any kind.

(e) In the event that the Fiat Group acquires a Controlling Interest in the Company or any of its Subsidiaries or otherwise is treated as a “single employer” with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA (the maximum amount of Company LLC Interests that can be held by the Fiat Group without constituting such a Controlling Interest or being treated as such a “single employer” is referred to as the “Ownership Limit”), then, to the extent the reason the Fiat Group exceeded the Ownership Limit was as a result of its ownership of Company LLC Interests or other economic rights, then the number of Covered Interests subject to the Call Option shall automatically be reduced (but not below zero) by the minimum amount necessary for the Company LLC Interests held by the Fiat Group to be below the Ownership Limit, with no action required by the Fiat Group, the Company or any other party; provided that this provision shall only apply if such reduction would decrease the Fiat Group’s Controlling Interest in the Company or any of its Subsidiaries.

(f) For the avoidance of doubt, in the event that an IPO has been completed prior to an exercise of the Call Option, the Holder shall have no obligations under paragraphs (c) and (f) of this Section 2.2.

ARTICLE III

COVENANTS

Section 3.1 Covenants of Fiat. Fiat hereby covenants to and agrees with the US Treasury as follows:

(a) Fiat and any subsequent Holder each agrees that it will, at the reasonable request of the US Treasury, take any further action that is necessary or desirable to carry out the purposes of this Call Option Agreement.

(b) Fiat agrees to use commercially reasonable efforts to obtain any consent or to vacate or lift any order relating to matters of Antitrust Law that would have the effect of making the Call Option illegal or otherwise prohibiting or materially delaying the exercise of the Call Option.

Section 3.2 Covenants of the US Treasury. The US Treasury hereby covenants to and agrees with Fiat as follows:

(a) The US Treasury covenants and agrees with the Holder that it will deliver to Holder full legal and beneficial ownership of the Covered Interests or Covered Holdco Interests, as applicable, upon due exercise of the Call Option in accordance with the terms of this Agreement and free and clear of any liens, claims, charges, restrictions (other than restrictions set forth in the Operating LLC Agreement) or encumbrances of any kind. For the avoidance of doubt, the US Treasury, on the one hand, and Fiat and/or the Company, on the other hand, may, at any time (subject to other contractual obligations, including to the US Treasury) agree to a sale and purchase of the Covered Interests on terms to be agreed among them.

(b) The US Treasury agrees that it will, at the reasonable request of Fiat and any subsequent Holder, take any further action that is necessary or desirable to carry out the purposes of this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Termination. All rights, restrictions and obligations of the parties hereto shall terminate and this Agreement shall have no further force and effect on (a) the prior sale by the US Treasury of all of the Covered Interests, (b) exercise of the Call Option and purchase by the Holder of all of the Covered Interests.

Section 4.2 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented except by a writing signed by the US Treasury and Fiat. Any obligation of, or restriction applicable to, a party hereunder may be waived by a writing signed by the other party.

Section 4.3 Assignment. (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything in this Agreement to the contrary, the US Treasury shall only be bound by this agreement in its capacity as a holder of Equity Interests in the Company and nothing in this Agreement shall be binding on or create any obligation on the part of the US Treasury in any other capacity or any branch of the United States Government, as applicable, or subdivision thereof. Any assignment will be subject to the terms and conditions related to transfers of Company LLC Interests under the Operating LLC Agreement. The obligation of the US Treasury under this Agreement shall not be binding upon any unaffiliated transferee of all or any portion of the Covered Interests.

(b) Neither this Agreement nor any of the rights granted herein, nor any of the other interests and obligations created hereunder, shall be assigned or delegated, without the prior express written consent of the other parties (such consent not unreasonably to be withheld), and any attempted assignment or delegation without such consent shall be void; provided that the US Treasury may, by giving prior written notice to the other parties, effect such an assignment or delegation of its rights and obligations hereunder without the consent of the other parties if made to Canada or any Affiliate of the US Treasury or Canada controlled by the US Treasury or Canada, respectively.

Section 4.4 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

Section 4.5 Notices. All notices and other communications provided for or permitted hereunder shall be in writing and, except as specified herein, shall be made by hand delivery, by registered or certified first-class mail, return receipt requested, overnight courier or facsimile transmission:

(i)	If to Fiat:

c/o Fiat S.p.A.

Via Nizza n. 250

10125 Torino Italy

Attention: Chief Executive Officer

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

United States of America

Attention: Scott D. Miller

Facsimile: +1 (650) 461-5777

(ii)	If to the US Treasury:

The United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

United States of America

Attention: Chief Counsel Office of Financial Stability

Facsimile: (202) 927-9225

Email: OFSChiefCounselNotices@do.treas.gov

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

United States of America

Attention: John J. Rapisardi

                  R. Ronald Hopkinson

Facsimile: (212) 504-6666

All notices and communications shall be deemed to have been duly given and received: when delivered by hand, if hand delivered; the third Business Day after being deposited in the mail, registered or certified, return receipt requested, first class postage prepaid, or earlier Business Day actually received, if mailed; the first Business Day after being deposited with an overnight courier, postage prepaid, if by overnight courier; upon oral confirmation of receipt, if by facsimile transmission. Each party agrees promptly to confirm receipt of all notices.

Section 4.6 No Third Party Beneficiaries. This Agreement shall be for the sole and exclusive benefit of (i) Fiat and its successors and permitted assigns (including any Holder), and (ii) the US Treasury and its successors and permitted assigns. Nothing in this Agreement shall be construed to give any other Person any legal or equitable right, remedy or claim under this Agreement.

Section 4.7 Cooperation. Each party hereto shall take such further action, and execute such additional documents, as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement.

Section 4.8 Counterparts. This Agreement may be executed in counterparts, and shall be deemed to have been duly executed and delivered by all parties when each party has executed a counterpart hereof and delivered an original or facsimile copy thereof to the other party. Each such counterpart hereof shall be deemed to be an original, and all of such counterparts together shall constitute one and the same instrument.

Section 4.9 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any state court sitting in the State of Delaware enjoining any such breach or threatened breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event such court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 4.10 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 4.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.11.

Section 4.12 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date above first written.

FIAT NORTH AMERICA LLC

By:	/s/ Giorgio Fossati
Name:	Giorgio Fossati
Title:	Vice President

THE UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Duane Morse
Name:	Duane Morse
Title:	Chief Risk and Compliance Officer

ANNEX A

Definitions

“Affiliate; control”: The term “Affiliate” of any specified Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Antitrust Laws” means the HSR Act and all other federal, provincial, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that (a) are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or the lessening of competition through merger or acquisition or (b) involve foreign investment review by Governmental Entities.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banking institutions in Torino, Italy or New York, New York are authorized or obligated by law or regulation to close.

“Call Option” has the meaning specified in Section 2.1(a) of this Agreement.

“Call Option Exercise Period” means the period of twelve (12) months following the repayment in full of the US Treasury Loan.

“Closing” has the meaning specified in the UST Subscription Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means New CarCo Acquisition LLC and its successors.

“Company Equity Value” means the fair value of the Company’s outstanding equity determined in the manner provided in Annex B.

“Company LLC Interests” means each class or classes of limited liability company interests of the Company.

“Controlling Interest” means a “controlling interest” within the meaning of Section 414(b) of the Code, as amended.

“Covered Interests” means (x) the UST Equity Interests acquired by the US Treasury upon the Closing and (y) any Company LLC Interests previously acquired pursuant to the Equity Recapture Agreement (but not the Equity Recapture Agreement itself or any of the Company LLC Interests covered by the Letter Agreement, dated as of April 30, 2009, by and between Canada Development Investment Corporation and US Treasury) less any such UST Equity Interests or other Company LLC Interests theretofore transferred by the US Treasury to a third party purchaser, together with any additional shares, interests or other property, other than cash, issued or delivered in respect of the Covered Interests by reason of any distribution, subdivision, reclassification, recapitalization, split, combination, exchange of interests or other similar transaction, it being understood that if, after the date of this Agreement, the Covered Interests shall have been changed into a different number of securities or a different class, by reason of any event, circumstance or transaction, the provisions of this Agreement shall be correspondingly adjusted to the extent appropriate to reflect equitably such event, circumstance or transaction.

“Equity Recapture Agreement” means the Equity Recapture Agreement, dated as of June 10, 2009, by and between the VEBA, the VEBA Holdco and the US Treasury or its designee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fiat” has the meaning specified in the preamble to this Agreement.

“Fiat Group” means Fiat and its Subsidiaries, but excludes the Company and its Subsidiaries.

“Governmental Entity” means the United States of America or any other nation, any state, province or other political subdivision, any international or supra-national entity, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, tribunal or arbitral body, and any self-regulatory organization, in each case having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Holder” shall mean Fiat or any permitted assignee or transferee of the Call Option, pursuant to Section 4.3(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Investment Bank” has the meaning specified in Annex C hereto.

“IPO” means, with respect to the Company, an initial public offering of the equity securities of the Company or any of its Affiliates holding the majority of the Company’s assets used in automobile design, production, marketing, distribution and sales, whether such offering is primary or secondary, underwritten by a nationally recognized investment bank, pursuant to a registration statement filed under the Securities Act of

1933 and declared effective by the United States Securities and Exchange Commission (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act of 1933 is applicable, or a registration statement on Form S-4, Form S-8 or a successor to one of those forms).

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, tax ruling, injunction or decree of any Governmental Entity.

“Notice of Exercise” has the meaning specified in Section 2.2(d) of this Agreement.

“Operating LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time.

“Person” means any individual or general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business or statutory trust, joint venture, unincorporated organization or Governmental Entity.

“Post-IPO Call Option Exercise Price” means an exercise price equal to (x) in the event that the Call Option is exercised contemporaneously with an IPO, the initial public offering price, or (y) in the event that the Call Option is exercised subsequent to an IPO, the volume-weighted average price per share of common stock of the Company as reported on the principal national securities exchange on which the Company’s shares are traded for the twenty (20) consecutive trading days immediately prior to the date of exercise, or, if such volume-weighted average price per share is not reported by such securities exchange, the volume-weighted average price per share for such period as displayed on Bloomberg or, if not so displayed, the market value per share of common stock of the Company using a volume-weighted average method, as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company and reasonably acceptable to Fiat and the US Treasury.

“Pre-IPO Call Option Exercise Price” means a price equal to the Company Equity Value multiplied by the Total Interest (as defined in the Operating LLC Agreement) represented by the Covered Interests (expressed as a decimal).

“Scheduled Trading Day” means in the case of an equity security, any day on which the relevant exchange for such security is scheduled to be open for trading for its regular trading session.

“US Treasury” means the United States Department of the Treasury.

“US Treasury Loan” means the First Lien Working Capital Credit Facility, dated as of June 10, 2009, among the US Treasury, the Company and the other parties named therein and any other loan provided to the Company by the US Treasury after June 10, 2009 under the Troubled Asset Relief Program.

“UST Equity Interests” has the meaning specified in the recitals to this Agreement.

ANNEX B

Form of Call Exercise Notice

                             , 20

To:	The United States Department of the Treasury

Reference is made to the Call Option Agreement, dated as of June 10, 2009 (the “Call Option Agreement”), entered into by and between Fiat S.p.A. (“Fiat”) and the United States Department of the Treasury (the “US Treasury”). Capitalized terms used but not otherwise defined herein have the meanings specified in the Call Option Agreement.

Holder hereby furnishes this Call Exercise Notice to the US Treasury and notifies the US Treasury that Holder intends to exercise the Call Option pursuant to Section 2.2 of the Call Option Agreement in respect of [describe equity interests being purchased upon exercise of the Call Option] on [date].

[If an IPO has been completed, insert calculation of Post-IPO Call Option Exercise Price].

[HOLDER]

By:
Name: Title:

B-1

ANNEX C

Determination of Company Equity Value

The Company Equity Value used to determine the Pre-IPO Call Option Exercise Price will be determined through the following process:

(i)	For a period of ten Business Days from the date of delivery of the Notice of Exercise (the “Discussion Period”), Fiat and US Treasury shall negotiate exclusively with one another, in good faith, in order to agree on the Company Equity Value.

(ii)	In the event that the parties do not agree on the Company Equity Value pursuant to clause (i) above, within two Business Days of the end of the Discussion Period, Fiat, first, and US Treasury, second, shall each appoint (the date of the first such appointment being the “Appointment Date”) an internationally recognized investment banking firm (an “Appointed Bank”) and the Appointed Banks shall mutually appoint an additional internationally recognized investment banking firm (the “Independent Bank”, and, together with the Appointed Banks, the “Investment Banks”).

(iii)	Each Investment Bank shall separately determine its best estimate of the Company Equity Value, based on the customary methodologies that such Investment Bank in its professional experience deem relevant to such a determination, and governed by the principle that the Company Equity Value determined by each such Investment Bank must be, in such firm’s opinion, fair, from a financial point of view, to each of Fiat and the US Treasury in the context of the general economic and industrial conditions prevailing at the time of such determination.

(iv)	Each such Investment Bank shall conduct customary due diligence and the parties shall each cooperate with the Investment Banks in making information available to assist in this due diligence.

(v)	Each Appointed Bank shall present its final determination of Company Equity Value to the parties no later than 20 Business Days after the Appointment Date, by simultaneously presenting to Fiat and US Treasury its determination of Company Equity Value.

(vi)	In the event the Company Equity Values determined by the two Appointed Banks are within 10% of one another (determined by reference to the higher of the two), the Company Equity Value shall be the average of those two estimates and such determination of Company Equity Value shall be final and binding on the parties.

(vii)	In the event the Company Equity Values determined by the two Appointed Banks are not within 10% of one another (determined by reference to the higher of the two), the Independent Bank shall present its valuation. The Company Equity Value shall then be determined by the Independent Bank, calculated as an amount equal to the average of the Company Equity Values determined by those two Investment Banks the estimates of which are numerically closest to one another, and such resulting determination shall be final and binding on the parties.

C-1